LICENSE AGREEMENT
between
UNIVERSITY OF CHICAGO and BLACKBOX SEMICONDUCTOR, INC.

THIS LICENSE AGREEMENT (this “Agreement”) dated as of November 30, 2010 (the “Effective Date”), is entered into between University of Chicago, an Illinois not-for-profit corporation (“Chicago”) and BlackBox Semiconductor, Inc., a Delaware corporation (“Company”).  Each hereunder may be referred to separately as the “Party” or together as the “Parties”.

WHEREAS, Chicago has the authority to issue licenses under Licensed Patents, and

WHEREAS, Chicago has licensed rights to the Licensed Patents in a certain field to a third party,

WHEREAS, Company wishes to obtain an exclusive license under Licensed Patents outside of the certain field, and

WHEREAS, Company is prepared and intends to diligently develop the invention and to bring products to market which are subject to this Agreement, and

WHEREAS, research leading to Licensed Patents was sponsored in part by grants from the National Science Foundation,

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1 “Affiliate” shall mean any corporation or other business entity that controls, is controlled by, or is under common control with a Party.  A corporation or other entity will be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the outstanding shares or other voting rights of the other corporation or entity having the right to elect directors or such lesser percentage that is the maximum permitted to be owned by a foreign entity in those jurisdictions where majority ownership by foreign entities is prohibited, or (i) in the absence of the ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of a corporation, or (ii) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.

1.2 “Calendar Quarter” means each of the four, three-month periods ending on March 31st, June 30th, September 30th, and December 31st.

1.3 “Field” shall mean all fields of use other than devices and materials used and sold for their Peltier and/or Seebeck properties.

1.4 “First Commercial Sale” means the first sale or transfer of a Product by Company, Sublicensee or Affiliates of either to a third party for consideration, excluding limited sales of small quantities made solely for evaluation or testing purposes.

1.5 “Licensed Patents” shall mean:

1.5.1 (a) the patent applications listed on Schedule A and future patent applications filed by Chicago based on the patentable technologies described on Schedule C, both attached hereto, (b) all divisions, continuations and foreign counterparts that claim priority to, or have common priority with, the patent applications and future patent applications in clause 1.5.1(a), (c) all patents which may issue from the patent applications and future patent applications in clauses 1.5.1(a) and 1.5.1(b) , (d) all reissues, substitutions, or extensions of or to any of the foregoing patents or patent applications; and

1.5.2 to the extent that the following contain one or more claims directed to the invention or inventions disclosed in any of the patent applications or patents in clause 1.5.1:

(a) continuations-in-part of such patent applications or patents in clause 1.5.1;

(b) all divisions, continuations and foreign counterparts that claim priority to, or common priority with, the patent applications in clause 1.5.2(a);

(c) all patents which may issue from the patent applications in clauses 1.5.2(a) and 1.5.2(b) ; and

(d) all reissues, substitutions, or extensions of or to any of the foregoing patents or patent applications.

Licensed Patents under clause 1.5.2 will not include claims directed at new matter which is not described in the subject matter disclosed in any of the patent applications or patents in clause 1.5.1.

1.6 “Net Sales” shall mean, with respect to any Product, the gross amount billed, invoiced or received (whichever occurs first) by Company, Sublicensee, or Affiliates of either, for sales, leases or other transfers or use of Products, or any right, title or interest in Products, less the following amounts:

customary trade, quantity or cash discounts and rebates actually allowed and taken;

amounts repaid or credited to customers on account of rejections, chargebacks or returns;

to the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on production, sale, transportation, delivery or use and paid by or on behalf of Company or Sublicensees; and, including customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing Product;

reasonable charges for delivery or transportation provided by third parties (excluding amounts reimbursed), if separately stated;

third party sales commissions incurred on the sale of Product; and

uncollectible or bad debts determined in accordance with generally accepted accounting principles.

1.7 “Non-Commercial Research Purposes” shall mean the use of Licensed Patents or tangible property or both for academic, non-commercial research and other not-for-profit scholarly purposes which are undertaken at a non-profit or government institution.

1.8 “Product(s)” shall mean (i) any product covered by the scope of any Valid Claim contained in any Licensed Patent, (ii) a product made by a process, method or technique covered by the scope of any Valid Claim in any Licensed Patent, (iii) methods of using any product covered by the scope of any Valid Claim contained in any Licensed Patent, (iv) any component of, or material or apparatus for use in, a product that is covered by the scope of any Valid Claim contained in any Licensed Patent that is supplied or caused to be supplied from, or offered for sale in, sold or imported into, the Territory; (v) any product sold, offered for sale, imported into or used in a country where there is a Valid Claim that is made by a process covered by the scope of such Valid Claim, or (vi) any service or part of selling a service, licensing a method of use, or other means of deriving commercial benefit that is covered by a Valid Claim.

1.9 “Raise Capital” means (i) receive funds or property from the issuance and/or sale of securities of Company or an Affiliate，(ii) acquire an interest in a joint venture to the extent of the proportionate share of such acquired joint venture interest in the funds or property, (iii) receive funds or property by way of a research or development grant from governmental, non-governmental or private sources, either as reimbursement of previously conducted research and development activities or for future research and development activities, or (iv) receive funds or property (including without limitation upfront, royalty，milestone，license maintenance，option or exclusivity fees or other payments or income from third party consulting， feasibility studies， licenses， Sublicenses (including from a Sublicensee)，or from collaborative or strategic alliance partners of Company.)

1.10 “Royalty(ies)” shall mean all amounts payable under Section 5.2 of this Agreement.

1.11 “Royalty Term” shall mean, with respect to each Product in each country, the term for which a Valid Claim remains in effect and would be infringed but for the license granted by this Agreement, by the making, use, offering for sale, sale or import of such Product in such country.

1.12 “Suitably Qualified Person” shall mean a person that has substantially all of the following qualifications (or reasonable equivalents):  an advanced degree in engineering, chemistry or materials science, at least ten (10) years experience working in engineering, chemistry or materials science in an industrial environment, including at least three (3) years experience in a senior management position, and experience in semiconductor materials, budgeting, staffing, product development, product scale-up, research and technology management, fundraising, mergers, acquisitions, and intellectual property licensing.

1.13 “Sublicense” shall mean any agreement entered into by Company with any third party (including Affiliates of Company) for which any right, title or interest to the Licensed Patents is granted.

1.14 “Sublicensee” shall mean any person, company or other entity granted a Sublicense by Company under Section 3.2 below, including Affiliates of any such person, company or entity.

1.15 “Territory” shall mean Worldwide.

1.16 “Valid Claim” shall mean (a) a claim of an issued and unexpired patent included within the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer, and (b) a claim of any pending patent application included within the Licensed Patents that was filed and prosecuted in good faith and has not been pending for more than five (5) years.

2. REPRESENTATIONS AND WARRANTIES.

Company hereby represents, warrants and covenants that:

2.1 Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the corporate power and authority to execute and deliver this Agreement, and to perform its obligations under this agreement.

2.2 The execution, delivery and performance have been duly and validly authorized by Company, and upon execution and delivery by Company, this Agreement will constitute a valid and binding agreement of Company.

2.3 Company has no other agreements that conflict with the obligations undertaken and rights and licenses granted in this Agreement.

2.4 Any manufacture of Product(s) by Company, its vendor(s), suppliers agents or contractors, will comply with and conform to all applicable specifications required by any regulatory approval.

2.5 Company, its Sublicensees and Affiliates will take no action nor engage in any activity that Company knows will substantially increase the risk that any Licensed Patent or any claim in any Licensed Patent is likely to be found invalid or unenforceable.

2.6 Company will timely make all payments to Chicago required by this Agreement.

2.7 Chicago hereby represents, warrants and covenants that:

The execution, delivery and performance have been duly and validly authorized by Chicago, and upon execution and delivery by Chicago, this Agreement will constitute a valid and binding agreement of Chicago.

2.8 Chicago has no other agreements that conflict with the obligations undertaken and rights and licenses granted in this Agreement.

2.9 Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CHICAGO MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, UNDER THIS AGREEMENT.  IN PARTICULAR , CHICAGO DISCLAIMS ANY WARRANTY WITH RESPECT TO THE INVENTION(S) CLAIMED IN THE LICENSED PATENTS OR WITH RESPECT TO THE LICENSED PATENTS THEMSELVES, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES ABOUT (I) THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE LICENSED PATENTS; (II) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY INFORMATION PROVIDED BY CHICAGO TO COMPANY, ITS SUBLICENSEES OR AFFILIATES OF EITHER, WITH RESPECT TO THE INVENTION(S) CLAIMED IN THE LICENSED PATENTS OR WITH RESPECT TO THE LICENSED PATENTS THEMSELVES AND ANY PRODUCTS DEVELOPED FROM OR COVERED BY THEM; (III) FURNISHING ANY KNOW-HOW OR TECHNICAL INFORMATION; (IV) ANY KNOW-HOW OR TECHNICAL INFORMATION FURNISHED BY CHICAGO TO COMPANY OR ITS AFFILIATES; (V) WHETHER THE PRACTICE OF ANY CLAIM CONTAINED IN ANY OF THE LICENSED PATENTS WILL OR MIGHT INFRINGE A PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OWNED OR LICENSED BY A THIRD PARTY; (VI) THE PATENTABILITY OF ANY INVENTION CLAIMED IN THE LICENSED PATENTS; OR (VII) THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY PRODUCT OR PROCESS MADE OR CARRIED OUT IN ACCORDANCE WITH OR THROUGH THE USE OF THE LICENSED PATENTS.  IN ADDITION, CHICAGO SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3. LICENSE GRANT.

3.1 Grant.  Upon payment of the license payment described in Section 5, and subject to and conditioned on Company’s continuing compliance with the terms and conditions of this Agreement, Chicago hereby grants to Company and its Affiliates an exclusive license to make, have made, use, offer for sale, have sold, sell and import Products within the Field and within the Territory for a period of eight (8) years from the Effective Date of this Agreement (the “Initial Term”).  If in the final year of the License Term Company is actively marketing and selling Products, then the License Term shall extend for another eight (8) year term (the “Renewal Term” and together with the Initial Term, the “License Term”).

3.2 Sublicense.  Company shall have the exclusive right to grant Sublicenses to third parties to the rights granted Company under Section 3.1.  As an express condition precedent to Company’s right to grant any Sublicense to a third party:  (i) the terms of the Sublicense will be consistent and in no way conflict with this Agreement; (ii) the Sublicense will provide that the Sublicensee will not grant further Sublicenses to third parties, except for Affiliates of the Sublicensee; and (iii) state that Chicago is a third-party beneficiary of the Sublicense.  Any Sublicense that does not meet each of (i)-(iii) above is void ab initio.  Company will provide Chicago with a copy of each Sublicense

3.3 Reservation of Rights.  Chicago reserves the worldwide right to practice the inventions claimed in the Licensed Patents for all educational and non-commercial research purposes it may choose at its own discretion and without any payment therefore.  Chicago will have the right to grant non-exclusive licenses to third parties to practice the inventions claimed in the Licensed Patents for Non-Commercial Research Purposes only.

3.4 U.S. Laws.  The inventions claimed in the Licensed Patents were developed with the use of United States government funds.  Therefore, all rights granted in this Agreement or in any Sublicenses are subject to Public Law 96-517 (The Bayh-Dole Act of 1980), Public Law 98-620 (The Trademark Clarification Act of 1984) or any other applicable law concerning rights in inventions developed with the use of United States government funds.

3.5 Unpatented Know-how.  Notwithstanding that this Agreement relates to patents, it is recognized that the inventors at the University of Chicago have valuable information which may help Company successfully bring Products to market. Chicago hereby agrees that Company shall have reasonable access to that information, without further consideration, with a reasonable number of meetings scheduled at the convenience of the inventors.

3.6 No Other Rights.  No rights in and to the Licensed Patents other than those provided in this Section 3, express or implied, are conveyed by Chicago. No rights to any patents except those included in Licensed Patents are conveyed by Chicago.

3.7 New Patent Rights.  If any patentable inventions or discoveries that are related to the inventions claimed in the Licensed Patents are disclosed to The University of Chicago Office of Technology and Intellectual Property by Professor Dmitri Talapin ( “New Disclosure(s)”),  provided that the New Disclosure is not subject to any pre-existing (as of the date of the disclosure) conflicting third party agreements, then Chicago shall notify Company in writing of the New Disclosure and give Company a two (2) month exclusive opportunity to evaluate the New Disclosure (the “Evaluation Period”).   During the Evaluation Period, Chicago and Company will discuss the New Disclosures in person or by teleconference.  The Evaluation Period described in this Section 3.7 may be extended by mutual written agreement of the Parties.

4. COMMERCIALIZATION AND DILIGENCE.

4.1 Development Obligations.  Company agrees to use commercially reasonable efforts to meet the development obligations for commercialization of the invention(s) claimed in the Licensed Patents in the form of Products in accordance with Schedule B attached hereto.

4.2 Development Plan.  Simultaneously with the execution of this Agreement, Company will provide Chicago with a detailed development plan for the commercialization of one or more Products.  Such plan will include research and development plans (including proposed expenses for such activities), timetables for achieving milestones and necessary government or regulatory approvals, market research information on competitors and market size, and sales and marketing plans for the twelve months following the Effective Date as well as a timetable for achieving milestones and Company's strategic development plans for the following two years.  Company agrees to revise the development plan on an annual basis and provide Chicago with such revised plan. Upon request, Company agrees to meet with Chicago in a timely manner to review any such development plan.

4.3 Promotion and Marketing.  Once Company has developed a Product for commercial sale, Company will use commercially reasonable efforts (and in no event less effort or relative expense than Company expends in promoting its other products of similar market potential) to identify market opportunities and to promote, advertise, and sell such Products.

4.4 Cooperation.  From time-to-time, Chicago shall reasonably make available and/or transfer to Company certain materials and systems related to the Licensed Patents, to the extent such requests are reasonable and they further Company’s performance under this Agreement.  Chicago shall provide and Company may reasonably use (including without limitation the right to reproduce, distribute and publish) certain print paraphernalia, videos, audios and other media, in existence at the time of the execution of this Agreement, which relate to the Licensed Patents conferred under this Agreement.

5. ROYALTIES AND FEES.

5.1 Fees.  As partial consideration for the license granted in Section 3 of this Agreement, Company will pay Chicago, within five (5) business days of the Effective Date, an initial fee of twenty-five thousand United States dollars  ($25,000) (the “Initial Fee”).   In addition, Company will pay Chicago the sum of twenty five thousand United States dollars ($25,000) on each anniversary date of the Effective Date until the First Commercial Sale has occurred.

5.2 Royalties.  As partial consideration for the license granted in Section 3 of this Agreement, Company will pay Chicago, during the Royalty Term for a Product, subject to the terms and conditions of this Agreement, Company shall pay to Chicago a Royalty as follows:

5.2.1 Three percent (3.00%) of Net Sales of such Product.

5.2.2 Notwithstanding the foregoing, in the event Company, Sublicensees or Affiliates of either are required to make patent royalty payments, at fair market terms, to a third party as a result of the sale of Products, Company may offset such third party payments against the royalty payments that are due to University, provided that in no event shall the royalty payments to University be reduced to less than one-and-a-half percent (1.5%) of Net Sales. Such offsets will be subject to the record keeping and auditing provisions of Section 6.

5.2.3 In the event that a Product is sold as a combination product containing the Product and one or more other components that have properties comparable to the Product and that are not covered by the Licensed Patent ("Other Components"), Net Sales shall be calculated by multiplying the gross amount invoiced for the sale of the combination product by the fraction A/(A+B) where A is the average gross selling price of the Product sold separately by Company and B is the average gross selling price of such Other Components sold separately by Company during the relevant Calendar Quarter, provided that in no event shall the royalty payments to University be reduced to less than one-and-a-half percent (1.5%) of Net Sales. Such calculations of A and B will be subject to the record keeping and auditing provisions of Section 6. In the event a substantial number of such separate sales were not made during the relevant Calendar Quarter, or in the event that such separate sales are for products not substantially similar to such combination product, the Net Sales of such combinations shall be reasonably allocated, with the mutual agreement of the Parties, between such Product and such Other Components based on their relative importance or value.

5.3 Minimum Royalties.  If the total Royalties for any Calendar Quarter beginning with the Calendar Quarter of First Commercial Sale of a Product, are less than twelve thousand, five hundred United States dollars ($12,500) U.S. dollars, Company will pay Chicago the difference between such amount and the actual Royalties due.  Such payment will be made at the same time the payment for Royalties for the Calendar Quarter are due.  If no Royalties are being paid by Company for any Calendar Quarter in which minimum Royalties are due and payable, the minimum Royalties will be paid within thirty (30) days of the end of each such Calendar Quarter.

5.4 Sublicense Revenue.  For each Sublicense granted by Company, Company will pay to Chicago twenty-five percent (25%) of all compensation or consideration paid by a Sublicensee to Company for the grant of the Sublicense including any payments made by a third party to Company on behalf of a Sublicensee, but excluding (a) Royalties (which are subject to Section 5.2), (b) bona fide amounts received to reimburse Company’s or its Affiliates’ cost to perform research, development or similar services, but only up to the fair market value of such services and as reflected in the recipient's books and records in accordance with generally accepted accounting principles, (c) bona fide reimbursement of third-party patent or other third-party out-of-pocket expenses relating to such Sublicensed Product (including reimbursement for amounts already paid by Company to Chicago) but only up to the fair market value of such expenses and as as reflected in the recipient's books and records in accordance with generally accepted accounting principles, and (d) consideration for the purchase of any debt or securities of Company or its Affiliates, but only up to the fair market value of such debt or securities.  Payments will be made (or assigned as relevant) to Chicago within sixty (60) days after the end of the calendar quarter in which it was received by Company.  For the purpose of this Section 5.4, the term “compensation” does not include payments on Net Sales due under Section 5.2, but does include all fees, minimum royalties, milestone payments, option fees and other payments or consideration of any kind including without limitation in kind payments, equity amounts taken by Company in lieu of cash, or discounts below fair market value of an equity purchase by Company.  It is the intent and agreement of the parties that Chicago will be paid twenty-five percent (25%) of any kind of compensation or consideration to which Company is entitled in connection with the grant of any rights or interest to such Sublicensee without regard to how the compensation is structured, denominated or paid.

5.5 Company Responsibility for Payments and Other Conditions.  Company will be responsible for the full compliance of its Affiliates and Sublicensees with the terms and conditions of this Agreement and any Sublicense.  For the purposes of payments, Company will be fully responsible for any payments due to Chicago under this Agreement that are not made by its Affiliates or its Sublicensees or both according to the terms of this Agreement.  Time is of the essence with respect to all payments made by Company to Chicago.

5.6 Overdue Payments.  Payments due to Chicago under this Agreement will, if not paid when due under the terms of this Agreement, bear simple interest at the lower of the prime rate of interest (as published by Citibank, N.A. on the date such payment is due) plus five percent (5%) or the highest rate permitted by law, calculated on the basis of a 360-day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full.  Interest accruing under this Section 5.6 will be due to Chicago on demand or upon payment of past due amounts, whichever is sooner.  The accrual or receipt by Chicago of interest under this Section 5.6 will not constitute a waiver by Chicago of any right it may otherwise have to any other remedies available to Chicago including the right to declare a default under this Agreement or to terminate this Agreement.  Company will pay for all costs and fees including reasonable attorney’s fees that Chicago must expend in order to collect any amounts due and owing to Chicago after reasonable attempts have been made to collect the amounts or, at Chicago’s discretion, after the amounts remain outstanding for a period of ninety (90) days from the payment due date.

5.7 No Royalty Avoidance.  Company agrees that it will not knowingly structure its Net Sales, or the consideration or compensation that it receives or is entitled to receive in such a way as to avoid any payment that would otherwise be due to Chicago under this Agreement.

6. RECORDS AND REPORTING

6.1 Royalty Reports.  Within sixty (60) days after the end of each Calendar Quarter during the term of this Agreement following the First Commercial Sale of Product, Company shall furnish to Chicago a quarterly written report showing the calculation of Net Sales during such Calendar Quarter and the royalties that shall have accrued based upon such Net Sales.  Royalties shown to have accrued by each royalty report shall be due on the date such royalty report is due.  Company shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges required to be withheld by a governmental authority on behalf of Chicago, and will provide all records of such withholdings to Chicago to enable Chicago to apply for any applicable tax credits.  Any necessary conversion of currency into United States dollars will be at the applicable rate of exchange of Citibank, N.A. (or its successor) in New York, New York, on the last day of the Calendar Quarter in which such transaction occurred.  Chicago shall keep confidential, not disclose to any third party and not use except for purposes of this Agreement any royalty report, development reports or other information or reports provided by Company under this Agreement. Each payment will be accompanied by a statement, verified and signed by the President or Chief Financial Officer of Company and certified as accurate, showing Net Sales for each country in the Territory and calculation of the Royalties due.  Upon request by Chicago, Company will provide its calculation of Net Sales, showing the aggregate amount of gross sales and any deductions taken to arrive at Net Sales.

6.2 Full and Accurate Records.  Company, Sublicensees and Affiliates shall keep good and accurate books of account sufficient to permit determination of the royalties due hereunder and shall make such books of account available for inspection by an independent accountant designated by Chicago and reasonably acceptable to Company.  Such books and records will be maintained for at least five (5) years after the Royalty reporting period(s) to which they relate.  Books and records will include but not be limited to:  accounting general ledgers; invoice/sales registers; original invoice and shipping documents; federal and state business tax returns; company financial statements; sales analysis reports; inventory and/or manufacturing records; sublicense and distributor agreements; price lists, product catalogs and other marketing materials. The accountants making such inspection shall report to Chicago the amount of royalties due and payable.  Such inspections shall be no more frequent than once each calendar year during the term hereof and once within six (6) months after termination of this Agreement.  Such inspections will be at Chicago’s expense unless the designated accountant identifies underpayment of royalties due by five percent (5%) or more in which event Company shall pay: (a) for such inspection; (b) the underpayment of royalties due to Chicago; and (c) a penalty of the underpayment equal to interest on the underpayment of royalties, the interest being the prime lending rate published in the Wall Street Journal as of the date of the final inspection report plus three percent (3%).  Chicago’s failure to inspect shall not constitute a waiver of Chicago’s right to object to the accuracy of the royalty reports rendered or payments made under this Agreement.  Records inspected under this Section 6.2 shall be retained until Chicago and Company have agreed upon the amount of royalties payable thereon, or five (5) years, whichever is shorter.

6.3 Progress Reports.  Within thirty (30) days of each June 30 and December 31 during the term of this Agreement, Company will make a written report to Chicago, in such detail as Chicago may reasonably request, covering the preceding six months and describing the progress of Company toward achieving the goals of the development plan and bringing Products to market (and any proposed revisions to the plan developed during the preceding six months).  Company agrees to immediately notify Chicago in writing upon First Commercial Sale of each Product and when Company's obligation to begin making Royalty payments begins.  Upon the First Commercial Sale of each Product, Company will provide in writing to Chicago the following information: the date of First Commercial Sale, the generic name, and the tradename of each commercial product.  When Company begins making Royalty payments, the six month reports required by this Section 6.3 will be reduced to a yearly report due within thirty (30) days of December 31 of each year, covering the preceding year's commercialization efforts.

7. PATENTS.

7.1 Prosecution and Maintenance.  Chicago will be solely responsible for the preparation, filing, prosecution, maintenance and abandonment of the Licensed Patents.  Company agrees to cooperate, and to cause its Sublicensees and Affiliates to cooperate, with Chicago in a timely manner in the preparation, filing, prosecution and maintenance of the Licensed Patents by disclosing such information as may be requested by Chicago and by promptly executing such documents as Chicago may reasonably request in connection therewith.  Company and its Sublicensees and Affiliates of either will bear their own costs in connection with their cooperation with Chicago under this Section 7.1.  Upon request, Chicago will provide, or will have their legal counsel provide, Company copies of material documents received or prepared by Chicago in the prosecution and maintenance of the Licensed Patents.

7.2 Patent Costs.  Company agrees to pay all necessary and reasonable fees and expenses incurred by Chicago in preparing, filing, prosecuting and maintaining the Licensed Patents (“Patent Costs”), except where a portion of such expenses have been or are reimbursed by a third party or parties, in which case Company shall pay a pro rata share.

7.2.1 Company will pay to Chicago sixteen thousand, nine hundred and ninety seven dollars and twenty-eight cents ($16,997.28) which represents one half (1/2) of all Patent Costs incurred by Chicago prior to the Effective Date. Such payment is due and payable upon execution of this Agreement by Company.

7.2.2 Payment for fees and expenses incurred after the Effective Date will be invoiced to Company on a monthly basis and Company agrees to pay such invoices within twenty (20) days of the date on the invoice.  Company will raise any objections to such amounts invoiced within the twenty (20) day time period for payment.

7.2.3 Upon request by Chicago, Company agrees to make timely estimated advanced payments for the filing of applications.  Chicago will specify the amount of any such advanced payments on an invoice provided to Company.  All advance payments of Patent Costs will be received by Chicago on or before the date specified by Chicago on the invoice.  Invoices for advanced payments will be reconciled with the advance payments made by Company every six (6) months.  Any excess payment by Company will be credited to future Patent Costs specified in this Section 7.

7.2.4 If Company has not fully paid the amount on any invoice under Section 7.2.2 or 7.2.3 above by the date payment is due, Chicago may, upon written notification to Company, require advance payment of Patent Costs.  All pre-payments of Patent Costs will arrive at Chicago on or before the date specified by Chicago in such written notification. If Chicago’s notice indicates that Company has not paid to Chicago an amount due under this Agreement, Company will include with the payment of such Patent Costs an additional payment equal to the amount of such Patent Costs or the amount owed to Chicago, whichever is less.  Notwithstanding any provisions to the contrary in this Agreement, if Chicago does not receive, by the date specified, full payment for the Patent Costs, including any additional payment, Chicago may, and subject to Chicago first notifying Company of the failure and giving Company a period of at least five (5) business days to make the payment, then at its sole discretion and at anytime without further notice to Company, do any one or more of the following:  (1) abandon the applicable application; (2) exclude the applicable patent application from any license granted under this Agreement; or (3) grant only a non-exclusive license to the applicable patent application.

7.2.5 If Company decides to discontinue its support of Patent Costs for any specific Licensed Patent(s), Company will notify Chicago in writing thirty (30) days prior to any such discontinuation.  Company will be responsible for reimbursing Chicago for any Patent Costs associated with such patent rights that Chicago incurred up to sixty (60) days after the date of the receipt of notice, whether or not such costs were invoiced to Chicago.  Upon such discontinuation, Chicago, in its sole discretion, may do any one or more of the following:  (1) abandon the applicable application; (2) exclude the applicable patent application from any license granted under this Agreement; or (3) grant only a non-exclusive license to the applicable patent application.  Company and Chicago agree to amend Schedule A in a timely manner after notification of discontinuation of support under this Section 7.2.5.

7.3 Patent Ownership and Validity.  To the extent allowed under applicable law, Company, its Sublicensees and Affiliates of either will not contest, nor assist any other party in contesting, Licensor's ownership of the Licensed Patents, and will not contest the validity thereof.

7.4 Infringement.  In the event of an alleged infringement of a Licensed Patent the following will apply:

7.4.1 Notice.  Each Party will give the other written notice if one of them becomes aware of any alleged infringement by a third party of any Licensed Patent.  Upon notice of any such alleged infringement, the Parties will promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

7.4.2 Company's Right to Bring Infringement Action. If a third party is alleged to infringe any patent included in the Licensed Patents within the Field, Company will have the right (but not the obligation) to take action, including to institute and prosecute an action or proceeding, to abate such alleged infringement and to resolve such matter.  Before Company commences an action with respect to any infringement of such patents, Company will give careful consideration to the views of Chicago and to potential effects on the public interest in making its decision whether or not to sue.  Company agrees to notify Chicago within sixty (60) days after notification under Section 7.4.1 of its intention to bring an action or proceeding prior to filing the same.  Company agrees to hire counsel reasonably acceptable to Chicago.  Company will keep Chicago timely informed of material developments in the prosecution, settlement or abandonment of such action or proceeding.  Company will be responsible for all costs and expenses of any action or proceeding against infringers which Company initiates.  Chicago will reasonably cooperate by joining as a party plaintiff if required to do so by law to maintain such action or proceeding and by executing and making available such documents as Company may reasonably request.  Company agrees to promptly reimburse Chicago for its reasonable out-of-pocket fees and expenses incurred in joining an action or proceeding or cooperating with Company.  Chicago may be represented by counsel in any such legal proceedings, at Chicago's own expense, subject to reimbursement under Section 7.4.2(b), acting in an advisory but not controlling capacity.

(a) The prosecution, settlement, or abandonment of any action or proceeding under Section 7.4.2 shall be at Company's reasonable discretion provided that Company will not have any right, without Chicago’s prior written consent:  (i) to present or advocate any particular claim construction; (ii) to admit or concede that any claim of a patent is not infringed; (iii) to present or advocate any date as the prior date of any patent or patent claim; (iv) to admit or concede the validity or unenforceability of any patent or patent claim; (v) to surrender any of Chicago's rights to the Licensed Patents or (vi) to grant any infringer any rights to the Licensed Patents beyond the scope defined in Section 3.2 of this Agreement.

(b) If the amounts recovered from an action or proceeding brought by Company to abate any infringement exceed Company’s reasonable third party out-of-pocket fees and expenses, Company will reimburse Chicago for Chicago's reasonable expenses incurred in hiring its own counsel to represent it in such action or proceeding. After deduction of the fees and expenses of both parties to this Agreement, any remaining amounts will be treated as sublicensing fees and Company will pay twenty-five percent (25%) to Chicago.

7.4.3 Chicago's Right to Bring Infringement Action.  If Company declines or fails to take action to abate an infringement within sixty (60) days of notification under Section 7.4.1:

(a) Company will provide to Chicago all available information in Company’s possession about the alleged infringing product(s).

(b) Chicago will have the right, at its sole discretion, to take action, including to institute and prosecute an action or proceeding, to abate such alleged infringement and to resolve such matter by settlement or otherwise.  Company will cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action and by executing and making available such documents as Chicago may reasonably request.  Chicago agrees to promptly reimburse Company for its reasonable out-of-pocket fees and expenses incurred in joining an action or proceeding or cooperating with Chicago.  Company may be represented by counsel in any such legal proceedings, at Company's own expense, subject to reimbursement as described in this Section 7.4.3(b), acting in an advisory but not controlling capacity.  If the amounts recovered from an action or proceeding brought by Chicago to abate any infringement exceed Chicago’s reasonable third party out-of-pocket fees and expenses, Chicago agrees to pay Company for its and its Sublicensees' reasonable expenses incurred in hiring its own counsel  to represent it in such action or proceeding..  Except as specifically provided in this Section 7.4.3(b), Chicago will have the right to retain all amounts recovered of every kind and nature.

(c) Chicago will have no obligation to maintain the Licensed Patents in any jurisdiction, and any decision to abandon the patent or patent applications will be at Chicago’s sole discretion; provided, however, that if Chicago decides to abandon any such patent or patent application, it shall first notify Company in writing and give Company the opportunity to continue the prosecution and maintenance of such patent or patent application at Company’s sole expense.  Further, Company agrees to reimburse Chicago for its pro-rata portion of the costs associated with maintaining the Licensed Patents with respect to those countries entered into as of the Effective Date, and any subsequent countries if the parties have consulted and determined it makes commercial sense to enter into such countries, however, any such reimbursed costs will be credited against royalties.  Company’s obligation to reimburse Chicago for such costs shall expire upon the licenses granted to Company hereunder converting to non-exclusive.

8. TERMINATION

8.1 Expiration.  Unless terminated earlier, this Agreement will expire at the end of the License Term.

8.2 Chicago's Right to Terminate.  Chicago will have the right to terminate this Agreement as follows, in addition to all other available remedies:

8.2.1 If Company fails to make any Royalty or other payment (whether of cash, stock or other form of consideration) when due, this Agreement will terminate effective ten (10) business days after Chicago's written notice to Company describing such failure, unless Company makes such payment within such ten (10) business days.

8.2.2 If Company materially breaches any obligation of this Agreement other than an obligation to make a Royalty or other payment when due, this Agreement will terminate effective thirty (30) days after Chicago's written notice to Company describing such failure, unless Company cures such failure within such thirty (30) days.

8.2.3 If Company files, or has filed against it, a petition under any bankruptcy or insolvency law, Company will immediately notify Chicago. If such petition is not dismissed within sixty (60) days of the filing, or if Company makes an assignment of all or substantially all of its assets for the benefit of its creditors, Company will immediately notify Chicago and Chicago may  terminate this Agreement by written notice effective as of the (i) date of filing by Company of any such petition, (ii) date of any such assignment to creditors, or (iii) end of the sixty (60) days if a petition is filed against it and not dismissed by such time, whichever is applicable.

8.2.4 If Company shall be dissolved, liquidated or otherwise ceases to exist, other than for reasons specified in Section 8.2.3 above, this Agreement will automatically terminate as of (i) the date articles of dissolution or a similar document is filed on behalf of  Company with the appropriate government authority or (ii) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of Company.

8.2.5 In the event that Company is unable to Raise Capital prior to the second (2nd) anniversary of the Effective Date in an aggregate amount of two million dollars ($2,000,000) University may terminate this Agreement at any time thereafter on written notice to Company.

8.2.6 If Company, under Section 8.2.5, discontinues support of any of the Licensed Patents, Chicago may terminate this Agreement within one-hundred eighty (180) days of receipt of Company’s notice of discontinuation by written notice to Company, or take any other action specified in 8.2.4 or 8.2.5.

8.2.7 If Company does not employ a Suitably Qualified Person in a full-time executive position within three (3) months of the Effective Date or is unable at any time during the License Term to appoint a Suitably Qualified Person in an executive position following the resignation or other departure of the person to whom that executive position was previously assigned and Company fails to fill such an executive position with a Suitably Qualified Person for three (3) months or longer, then Chicago may  terminate this Agreement by written notice effective thirty (30) days after Chicago's written notice to Company describing such failure, unless Company cures such failure to the satisfaction of Chicago within such thirty (30) days.

8.2.8 If Company, Sublicensees or Affiliates of either contest, or assist any other party in contesting, the validity of Licensed Patents.

8.3 Company's Right to Terminate.  Company may notify Chicago of its desire to terminate this Agreement at any time by giving Chicago ninety (90) days prior written notice.  The termination will take effect at the end of the first royalty reporting period after the ninetieth day has elapsed.

8.4 Effect of Expiration or Termination.  Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, including but not limited to:  (i)  all causes of action accruing to either Party under this Agreement, (ii) Company’s obligation to pay Royalties, Patent Costs, and all other amounts payable under this Agreement accrued prior to the date of termination, (iii)  Company’s obligation to report Net Sales and keep records, as required by Section 6, (iv)  Chicago’s right to an audit under Section 6.2, (v)  any obligation to abate an infringement that arose prior to the date of termination under Section 7, and (vi), Sections 2, 6, 8.4, 8.5, 9, 10 and 11.

8.5 Post Termination, Post Expiration Obligations of Company.  Upon the termination of this Agreement for any reason, or the expiration of this Agreement, all rights of Company to use the Licensed Patent(s), and any other rights conferred to Company by this Agreement, will immediately thereafter cease.  Company will not thereafter operate or conduct business under any name or mark or in any manner in the Territory that might tend to create the impression that this Agreement is still in force, or that Company has any right to use any one or more of Licensed Patent(s), trademarks, servicemarks, and tangible property owned by Chicago in the Territory. All payments including fees and costs due under this Agreement and not yet paid will become immediately due and payable.  Upon termination, Company will cease using Chicago’s name (if written permission had been given under Section 9.1.). Upon expiration, Company will cease using Chicago’s name.

8.6 Termination and Sublicenses.  Each Sublicense will state that if this Agreement terminates for any reason, except expiration under Section 8.1, the Sublicense will automatically terminate effective the same date without the necessity of any prior notice to Sublicensee, either from Chicago, Company or otherwise.  In each case, Chicago agrees to negotiate in good faith for a period of ninety (90) days following the termination of this Agreement with each Sublicensee for a license directly from Chicago.  If no agreement is reached within the ninety (90) days, Chicago will have no further obligation to the Sublicensee.

9. INDEMNIFICATION, ASSUMPTION OF RISK AND INSURANCE

9.1 Indemnification.  Company agrees, and agrees to cause its Sublicensees and Affiliates of either, to indemnify, defend  and hold harmless Chicago, its Affiliates and the trustees, directors, officers, employees, fellows and agents of any of the foregoing (collectively the "Indemnified Persons") from and against any and all third party claims, demands, loss, damage, penalty, cost or expense (including attorneys' and witnesses' fees and costs) of any kind or nature, based upon, arising out of, or otherwise relating to this Agreement, including without limitation (i) any claim arising from development, production, use, sale or other disposition of any Product by Company, its Sublicensees or Affiliates of either and all activities associated therewith, or (ii) any use of information provided by Chicago to Company, its Sublicensees or Affiliates of either.  Company agrees, and agrees to cause each of its Sublicensees and Affiliates of either to agree, not to sue any Indemnified Person in connection with the development, production, use, sale or other disposition of Products by Company, its Sublicensees or Affiliates of either and all activities associated therewith.  Chicago will be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties.  Company, its Sublicensees and Affiliates of either, will not enter into any settlement affecting any rights or obligations of any Indemnified Person or which includes an express or implied admission of liability, negligence or wrongdoing by any Indemnified Person, without the prior written consent of such Indemnified Person. Chicago promptly shall notify Company of any liability or action in respect of which Chicago intends to claim indemnification, and Company shall have the right to assume the defense thereof with counsel selected by Company.  The failure to deliver notice to Company within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Company of liability to Chicago under this Section 9 to the extent its defense is materially prejudiced by such failure.  Chicago, its employees and agents, shall cooperate fully with Company and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

9.2 Assumption of Risk.  The entire risk as to the performance, safety and efficacy of any invention claimed in any Licensed Patent or of any Product is assumed by Company, its Sublicensees and Affiliates of either.   Indemnified Persons will not, except for their intentional misconduct or gross negligence, be responsible or liable for any injury, loss, or damage of any kind, including but not limited to direct, indirect, special, incidental or consequential damages or lost profits to Company, and Sublicensee, Affiliates of either or customers of any other person or entity, regardless of legal theory for any activity undertaken in connection with this Agreement, Licensed Patents, or Products, including the development, manufacture, use, sale or other disposition of  Products and all activities associated therewith.  The above limitations on liability apply even though the Indemnified Person may have been advised of the possibility of such injury, loss or damage.  Company will not, and will cause all Sublicensees and Affiliates of either not to, make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity which are inconsistent with this Section 9.2.

9.3 Insurance.  Company agrees, and agrees to cause its Sublicensees and Affiliates of either to agree, to maintain liability insurance that will cover any claims for bodily injury, property, or other damage alleged to relate to Products or activities undertaken in connection with this Agreement, Licensed Patents, or Products, including the development, manufacture, use, sale or other disposition of Products and all activities associated therewith.  Company, Sublicensees, and Affiliates will list Chicago and its Affiliates at Company’s, its Sublicensees’ or Affiliates’ expense, whichever is relevant, as additional named insureds under each liability insurance policy (including excess or umbrella liability policies) that Company, its Sublicensees and Affiliates of either have or will obtain, that includes any coverage of claims relating to Products.  Such insurance will be primary and noncontributory to any insurance Chicago and its Affiliates may have.  At Chicago’s request, Company will supply Chicago from time to time with copies of each such policy, and will notify Chicago in writing at least thirty (30) days prior to any termination of or change in coverage under any such policies.

10. FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached  this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

11. MISCELLANEOUS

11.1 Marking.  Company will place, and agrees to cause its Sublicensees and Affiliates of either to place, in a conspicuous location on Products (or its packaging where marking the Product is physically impossible, or on a website where there is little or no packaging or inserts) a patent notice in accordance with the laws concerning the marking of patented articles in the country in which such articles are sold.

11.2 US Manufacture. Company agrees that any Products will be manufactured substantially in the United States of America as required by 35 United States Code Section 204.

11.3 Export Regulations.  Products and technical data and information delivered under this Agreement may be subject to United States export control laws and may also be subject to export or import regulations in other countries.  Company agrees to comply strictly with all such laws and regulations and acknowledges that Company has the responsibility to obtain such licenses to export, re-export, or import Products or other technical data and information delivered under this Agreement as may be required by applicable laws or regulations.  Company will not knowingly export or re-export or cause to be exported or re-exported, directly or indirectly, any Products, or any documents, materials or information related to the development, commercialization, marketing, use or sale of any Product, to any country for which the United States government or any other government, or any agency thereof, requires an export license or other government approval at the time of such export without first obtaining any required license or approval.

11.4 Entire Agreement, Amendment, Waiver.  This Agreement together with the schedules attached hereto constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter.  This Agreement cannot be amended or modified except in a document signed by duly authorized representatives of each Party.  No waiver of any default hereunder by either Party or any failure to enforce any rights hereunder will be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

11.5 Notice.  Any notice required or otherwise made under this Agreement will be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other Party at the address set forth below or at such other address as may be designated by written notice to the other Party.  Notice will be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

If to Chicago:                        UChicagoTech
The University of Chicago
Edelstone Center, 2S
6030 S. Ellis Avenue
Chicago, IL 60637
United States of America
Facsimile:
Attention:  Director of Technology Commercialization

If to Company:                      Blackbox Semiconductor, Inc.
Mark L. Baum, Esq.
2038 Corte del Nogal, Suite 110
Carlsbad, CA 92011
Facsimile:

11.6 Governing Law.  The interpretation and performance of this Agreement will be governed and interpreted by the laws of the State of Illinois applicable to contracts made and to be fully performed entirely in Illinois by Illinois residents.  The Parties agree that all actions or proceedings related to this Agreement will be litigated in courts located within Chicago, Illinois, and the Parties hereby consent to the jurisdiction of such courts.

11.7 Assignment.  This Agreement will be binding on the Parties hereto and upon their respective successors and assigns.  Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to an Affiliate or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any such assignment will be conditioned on and will not be effective until the assignee or transferee has executed and delivered a written agreement assuming and undertaking all of the duties and obligations of the assignor or transferor under this Agreement.

11.8 Independent Contractors.  The Parties agree that the relationship of Chicago and Company established by this Agreement is that of independent contractors.  Furthermore, the Parties agree that this Agreement does not, is not intended to, and will not be construed to, establish a partnership or joint venture, nor will this Agreement create or establish an employment, agency or any other relationship.  Neither Party will have any right, power or authority, nor will they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

11.9 No Use of Name.  Company agrees not to use, and will prohibit its Sublicensees and the Affiliates of either from using, the name of Chicago in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of Chicago, which consent may be granted or withheld at Chicago’s sole discretion.  Company agrees not to use, and will prohibit its Sublicensees and the Affiliates of either from using, the name of any Chicago employee(s) in any commercial activity, marketing, advertising or sales brochures.

11.10 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

11.11 Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof.  There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

11.12 Construction. Each Party has consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement will be construed without regard to the Party or Parties responsible for the preparation of the same and will be deemed as prepared jointly by the Parties.  Any ambiguity or uncertainty existing herein will not be interpreted or construed against any Party.  No course of dealing, course of performance, or usage of trade may be considered in the interpretation or enforcement of this Agreement. Both Parties waive any right they may have to introduce any such evidence.

11.13 Severability.  Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

11.14 Third Party Beneficiaries.  All rights, benefits and remedies under this Agreement are solely intended for the benefit of Chicago and Company, and no other person or entity will have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

11.15 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.16 Public Disclosure.  The parties may disclose the existence of this Agreement and the relationships contemplated thereby, insofar as such disclosure is required by law.  Any press release which contains a quotation from a party must be approved prior to the dissemination of the same.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

University of Chicago                                                                           BlackBox Semiconductor, Inc.

By: ______________________________                                                                           By: ______________________________

Name: ____________________________                                                                           Name: ____________________________

Title _____________________________                                                                           Title: _____________________________

SCHEDULE A
LICENSED PATENTS

Application Number	Title	Type	Country	Status	Date Filed
PCT/US10/32246	Materials and Methods for the Preparation of Nanocomposites	PCT	United States	Pending	4/23/2010
61/214,434	Materials and Methods for the Preparation of Nanocomposites	Provisional	United States	Expired	4/23/2009
61/264,790	Materials and Methods for the Preparation of Nanocomposites	Provisional	United States	Expired	11/28/2009

SCHEDULE B

DEVELOPMENT PLAN
Early Term Development Plan

Prelude Period – Upon Execution of License
Establish Technology Baseline – Current Status From Dmitri and Maksym
Build BBS website
Identify Target Hires and Hiring plan Based on 1)
Set-Up BBS entity
Identify and assess Target Lab Locations : Possible locations
-Upstate New York
-San Diego
-Irvine
-U of Chicago Area

Setup Period
Begins January 21, 2011
Establish SRA with U of C
Locate and Establish Lab Space
Reassess Development objectives based on input from Dmitri
Begin Hiring of Scientists
First Hires Start – Best efforts by April or May, 2011
Technology Transfer from Dmitri to New Hires
Create and Begin to implement IP strategy/Plan

Material Exploration Period (12-18 Months)
Begins June to July, 2011
Establish Basic Material Parameters for Target Market areas
Establish Material process methods for target materials
Establish Measurement systems for applicable material property measurements
Scope material properties and establish process input perturbations
Develop prototype devices using best effort materials in selected market thrusts
Begin to foster Industrial Relationships and Establish Requirements for Each Target Market
Sign agreements with Industrial partners at end of period
Reassess material development programs based on materials readiness versus
Determine material development and scale up plans for selected market thrusts

 SCHEDULE C
LICENSED PATENTS

Tentative Title of Patent Application	Description	Status
New families of surface ligands for colloidal nanomaterials using chalcogenide, polychalcogenide and interchalcogenide ions.
Chalcogenide (S2-, Se2-, Te2-), polychalcogenide (e.g., Sn2-, Sen2-; Ten2- where n=2-8) or interchalcogenide (e.g., TeS32-) ions can be attached to the surface of metal, semiconductor or magnetic nanocrystals or nanowires via surface ligand exchange. These new ligands provide electrostatic stabilization to colloidal solutions of nanocrystals in polar solvents.
To Be Filed
Direct integration of luminescent nanocrystals into the wave guiding medium.	Near-IR emitting PbS/CdS nanocrystals are capped with AsS33- ligands and integrated into As2S3 chalcogenide glass matrix known for excellent IR wave guiding properties.	To Be Filed
Solution-based fabrication of CuInSe2 (CIS), CuIn1-xGaxSe2 (CIGS) and Cu2ZnSn(S,Se)4 (CZTS) films for photovoltaic applications	CIS, CIGS and CZTS films are prepared by combining colloidal nanocrystals with corresponding chalcogenidometallate species.	To Be Filed